Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Harvey L. Glick
Chairman, President and CEO
Prospect Bancshares, Inc.
(614) 545-4202

Sky Financial Group to Acquire Prospect Bancshares

September 15, 2004 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. and Prospect Bancshares, Inc. (Worthington, Ohio) announced today the execution of a definitive agreement for Sky Financial to acquire Prospect Bancshares and its wholly-owned subsidiary, Prospect Bank. Prospect Bank is a $202 million savings bank that operates four full-service branches in the Columbus, Ohio market. Sky Financial and Prospect Bancshares anticipate that the transaction will be completed in the fourth quarter of 2004, pending regulatory approvals, the approval of the shareholders of Prospect Bancorp and completion of other customary closing conditions.

Under the terms of the agreement, shareholders of Prospect will be entitled to receive cash, shares of Sky Financial Group, or a combination thereof, based upon an election process to occur prior to closing. Cash consideration is valued at $35 per Prospect share and stock consideration is fixed at an exchange ratio of 1.425 shares of Sky Financial for each share of Prospect. The agreement further provides that, in the aggregate, 60% of the Prospect shares will be exchanged for Sky Financial common stock, with the remainder of Prospect shares exchanged for cash.

The transaction is valued at $46.9 million, based upon Sky Financial’s closing stock price as of September 14, 2004. The agreement provides for the merger of Prospect Bancshares into Sky Financial, and the subsequent merger of Prospect Bank with Sky Bank. Sky Bank is Sky Financial’s commercial banking affiliate.

“Prospect Bank is another great fit for Sky Bank and Sky Financial Group,” stated Marty E. Adams, president, chairman and chief executive officer of Sky. “The Columbus, Ohio market is an area we have identified as a key growth market for Sky. The acquisition of Prospect will significantly expand our presence there.”

Sky Bank has recently been expanding in the Columbus market through the construction of new offices and has a multi-year plan to build its market exposure in and around Ohio’s capital city. Tom Weissling is the regional president for Sky Bank’s Ohio Bank Region, which will ultimately integrate Prospect’s business into Sky Bank. “This acquisition presents a wonderful opportunity to immediately expand our market share in central Ohio. Prospect is a good community bank that has similar philosophies to Sky. Like us, they focus on the client’s needs through superior service, local decision-making and quality people,” stated Weissling.

“We are excited to be joining forces with Sky, a growing, community-minded financial institution that has a business-model of local decision-making that mirrors our own,” said Harvey Glick, chairman, president and chief executive officer of Prospect Bancshares. “This merger will benefit our employees and customers by giving them access to the broader array of products and services that a larger, regional institution can offer.”

Prospect Bancshares was advised by Friedman, Billings, Ramsey & Co., Inc. and its legal counsel was Vorys, Sater, Seymour and Pease LLP.

The information in this press release contains forward-looking statements regarding the expected future financial performance and the closing of the announced acquisition that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

About Sky Financial Group, Inc.

Sky Financial Group is a $14.3 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates 285 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance and Stouffer-Herzog Insurance Agency, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

About Prospect Bancshares, Inc.

Headquartered in Worthington, Ohio, Prospect Bancshares, Inc. is a one-bank holding company that holds all of the outstanding common stock of Prospect Bank. Prospect Bank has $202 million in total assets with four branches in Franklin County. Prospect is located on the web at www.prospectbank.com.

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